FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Dividend for December 2013

ARCP’s Annualized Dividend Increased to $0.94 Per Share Upon Closing of CapLease Acquisition in November

Following Close of Cole Acquisition, Annualized Dividend Will Increase Again to $1.00 Per Share

New York, New York, November 27, 2013— American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: “ARCP”) announced today that, pursuant to the prior authorization of its board of directors, ARCP has declared an annualized dividend of $0.940 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month, commencing with ARCP’s December 2013 dividend. Accordingly, on December 13, 2013, the Company will pay a distribution of $0.07833 per share to stockholders of record at the close of business on December 6, 2013.

As previously announced, the increase of ARCP’s annualized dividend to $0.940 per share was authorized by ARCP’s board of directors to take effect after, and contingent upon, the earlier of (i) the closing of ARCP’s acquisition of CapLease, Inc. (“CapLease”) and (ii) the closing of the Company’s acquisition of American Realty Capital Trust IV, Inc. (“ARCT IV”). ARCP completed its acquisition of CapLease on November 5, 2013.

Furthermore, as previously announced, ARCP’s board of directors has authorized an additional increase to ARCP’s annualized dividend from $0.940 per share per annum to $1.00 per share per annum, contingent upon, and effective with, the close of ARCP’s acquisition of Cole Real Estate Investments, Inc., which closing is contingent upon the closing of ARCP’s acquisition of ARCT IV.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes beginning in the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding ARCP and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500